Exhibit 10.11

CONFIDENTIAL

December 20, 2018

Vivek Garipalli, CEO & Co-Founder

Clover Health

30 Montgomery Street, 15th Floor

Jersey City, NJ 07302

Dear Gia,

We are pleased to make this offer of employment to you, for the position of General Counsel reporting to the Company’s Chief Executive Officer. Your employment would be with Clover Health, LLC. (the “Company”).

Position and Compensation: We expect you’ll begin working remotely out of Washington, DC as General Counsel beginning on January 14, 2019. The Company will pay you an annual salary of $350,000. Your salary will be paid bi-weekly in accordance with the Company’s standard payroll procedures, subject to applicable withholdings.

Stock Options: We will recommend that our Board of Directors approve, as soon as reasonably practical after your start date, the grant of an option (the “Option”) for you to purchase 275,000 shares of common stock. The Option will be governed by the terms of our Equity Incentive Plan (the “Plan”) and the standard form of Stock Option Agreement under the Plan. The exercise price of the Option will be the current fair market value of our common stock, as determined by the Board consistent with the Plan, the Company’s standard practices and applicable law. The Option will vest over five (5) years from your start date, and as long as you remain employed by the Company after the start date, as follows: 20% of the shares subject to the Option shall vest on the one-year anniversary of the Start Date, and the remainder shall vest in equal monthly installments over the following forty-eight (48) months. In the event your employment is terminated for a reason other than for Cause or you resign for a Good Reason, as defined below, either (i) in contemplation of (as shown by reasonable evidence), or (ii)within twenty-four months after, a Change of Control (as defined in Section 1(f) of the 2014 Equity Incentive Plan), then 100% of any unvested options shall immediately become vested upon such termination. In the event your employment is terminated for a reason other than for Cause or you resign for a Good Reason during your first year of employment only, then any unvested equity that has not vested which you would be entitled to in your first full year of employment shall immediately vest upon your termination. By way of example, if you are terminated for a reason other than Cause after (a) two months or (b) ten months of employment, in either case 20% of the shares subject to the Option shall vest upon your termination for a total of twelve months of vesting.

The Company has agreed you may early exercise up to 50% of the Option (and file your 83(b) form with the IRS) within 30 days after your employment commences and that, with respect to

50% of the shares subject to the Option that you have not early exercised (the “Extended Option Shares”), in the event your employment is terminated for any reason or you resign for any reason, you will have up to ten (10) years to exercise such Extended Option Shares after any such termination, as the Company has agreed to extend the expiration date for your Option to be 10 years from the date of termination. All shares subject to the Option that are not Extended Option Shares shall follow the Company’s standard post-termination exercise period.

“Cause” means (i) your conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company or its Affiliates public disgrace or disrepute, or materially and adversely affects the Company’s or its Affiliates’ operations or financial performance or the relationship the Company has with its customers, (ii) your gross negligence or willful misconduct with respect to the Company or any of its Affiliates, including, without limitation fraud, embezzlement, theft or proven dishonesty in the course of his or her employment; (iii) alcohol abuse or use of controlled drugs by you other than in accordance with a physician’s prescription that materially and adversely affects the Company; (iv) your willful refusal to perform any lawful, material obligation or fulfill any material duty (other than any duty or obligation of the type described in clause (vi) below) to the Company or its Affiliates (other than due to a Disability); (v) your willful and material breach of any agreement with or material duty owed to the Company or any of its Affiliates; or (vi) your willful and material breach of any obligation or material duty to the Company or any of its Affiliates (whether arising by statute, common law or agreement) relating to confidentiality, non-solicitation or proprietary rights; provided, however, that any condition or conditions referenced above shall not constitute “Cause” unless: (x) except as to clause (i) above, if a cure may reasonably be available in the circumstances, the Company provides written notice to you of the condition or conditions claimed to constitute Cause within ninety (90) days of the Company’s knowledge (or when the Company reasonably should have known of) such condition or conditions, and you fail to reasonably remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and (y) the termination occurs within ninety (90) days following the end of that cure period (or, if no cure period is required, within ninety (90) days following the date the Company knew of, or reasonably should have known of, the condition or conditions claimed to constitute Cause). No act or failure to act on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

“Good Reason” means any of the following taken without your written consent and provided (a) the Company receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (i) through (iii) below, written notice from you specifying the specific basis for your belief that you are entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) you terminate employment within thirty (30) days following expiration of such cure period: (i) a material reduction in your base salary or other compensation (if such reduction in compensation does not occur in combination with a reduction in compensation for the entire executive team); (ii) a material change in your title, duties, authorities, or responsibilities; (iii) the Company provides that you will report to anyone other than the Company’s Chief Executive Officer; or (iv) the Company provides or requires that you will no longer be able to work remotely out of Washington, DC.

Benefits: As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. Coverage will commence the first day of the month after you start working with the Company. In addition, you will be entitled to paid vacation and sick leave in accordance with the Company’s policy, as in effect from time to time.

Employment Relationship: Your employment with the Company will be “at will.” This means that the Company and you are free to terminate your employment at any time, for any reason, or for no reason, with or without cause, and with or without notice. Any contrary representations that may have been made to you are superseded by this offer letter. This is the full and complete agreement between you and the Company on this term. No statements in this offer letter or in any other Company document constitute an employment contract, nor do they alter your at-will status. Although your job duties, title, compensation and benefits, as well as the Company’s policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

We expect you’ll devote your entire working time for or at the direction of the Company, use your best efforts to complete all assignments, and comply with the Company’s policies and procedures in place from time to time. During your employment with the Company, you may not engage in any other employment or paid projects that conflict with the business of the Company or that could inhibit your ability to fulfill your duties to the Company, unless the Company has previously approved the other activity in writing.

By accepting this offer of employment, you agree that, throughout your employment with the Company, you will perform your duties loyally and conscientiously, and to the full extent of your ability. You also agree to observe all rules and regulations that the Company has, or may establish, governing the conduct of its business or its employees. The Company is an equal opportunity employer, and believes in the full worth and value of its diverse workforce. As such, it does not tolerate any form of harassment or illegal discrimination, and fully enforces its policies protecting all employees from illegal discrimination and harassment.

Because your position is classified as “exempt” under current wage and hours laws, you won’t be eligible to receive overtime pay.

Covenants Agreement: This offer of employment is conditioned on you signing the enclosed non-disclosure and invention assignment agreement (the “Covenants Agreement”). By accepting the Company’s offer of employment and signing below, you agree that you have no agreement with or obligation to any prior employer that conflicts with you working for the Company and that you’ve provided the Company with copies of any agreement you have with a prior employer that could impact your employment with us.

The terms set forth in this letter and in the enclosures are intended to and do supersede all and any prior employment agreements, understandings and promises between the Company and you concerning the terms of your employment with the Company. All such prior agreements, understandings and promises are null and void.

Work Authorization: Our offer of employment is also contingent upon your satisfactory completion of reference and background checks, proof of your ability to work in the United States, and a satisfactory review of all prior restrictive covenant agreements. If, based on unique circumstances, you start work before the Company has completed those inquiries, you’ll be deemed to be a conditional employee. If we ever learn of any false or misleading information in your employment application, we reserve the right to immediately terminate your employment.

Please sign below to confirm your understanding of this letter and that no one at the Company has made any other representation to you.

This offer must be accepted on or before December 21, 2018 and will be deemed withdrawn if we haven’t received your signed acceptance of this letter and your signed Covenants Agreement on or before that date.

Sincerely,

/s/ Vivek Garipalli

Vivek Garipalli, CEO & Co-founder

Agreed to and Accepted by:

/s/ Gia Lee
Gia Lee

3530 Springland Lane NW
Washington, DC 2008

Date: 12/21/2018

Covenants Agreement

(see attached)